Exhibit 14

                       CONSENT OF INDEPENDENT ACCOUNTANTS
                       ----------------------------------


     We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of our reports dated, October 21, 2002 and December 18, 2002, relating to the financial statements and financial highlights which appear in the August 31, 2002 Annual Report to Shareholders of Credit Suisse Select Equity Fund, Inc. and the October 31, 2002 Annual Report to Shareholders of Credit Suisse Tax Efficient Fund, as applicable, which are also incorporated by reference into the Registration Statement. We also consent to the references to our firm under the headings "Management of Each Fund" and Financial Statements and Experts in the Proxy/Prospectus.

/s/ Pricewaterhouse Coopers LLP

PricewaterhouseCoopers LLP
Philadelphia, Pennsylvania
August 28, 2003